Exhibit 3.2
AMENDED AND RESTATED REGULATIONS
CINCINNATI BELL INC.
(as of April 25, 2008)
ARTICLE I
MEETINGS
SECTION 1. ANNUAL MEETING. The annual meeting of shareholders of the corporation shall be held in the fourth month following the close of the corporation’s fiscal year on such date as the board of directors may from time to time determine.
SECTION 2. PLACE OF MEETINGS. All meetings of shareholders shall be held at such place within or without the State of Ohio as may be designated in the notice of the meeting.
SECTION 3. QUORUM. At all meetings of shareholders the holders of a majority of the shares issued and outstanding and entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum, but no action required by law, the Amended Articles or the Amended Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class, may be authorized or taken by a lesser proportion.
SECTION 4. SPECIAL MEETINGS. Special Meetings of shareholders for any purpose or purposes may be called by the chairman of the board, by the president, by the vice president authorized to exercise the authority of the president in case of the president’s absence, death or disability, by resolution of the directors or by resolution of the holders of not less than one-half of the outstanding voting power of the corporation.
ARTICLE II
BOARD OF DIRECTORS
SECTION 1. NUMBER. The number of directors of the corporation, which shall be not less than nine nor more than seventeen, shall be eleven until increased or decreased by the affirmative vote of two-thirds of the whole authorized number of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for the purpose of electing directors. No reduction in the number of directors shall have the effect of shortening the term of any incumbent director.
SECTION 2. ELECTION AND TERM. Except as otherwise provided by law, the Articles of Incorporation of the Company or these Regulations, directors shall be elected at the annual meeting of shareholders to serve one-year terms and until their successors are elected and qualified; provided, however, that directors serving on the date of the annual meeting of shareholders in 2008, including those elected at such meeting, shall continue to serve the remainder of their elected terms. The number of directors of the corporation shall be fixed from time to time in accordance with the Regulations and may be increased or decreased as herein provided.
SECTION 3. FAILED DIRECTOR ELECTION/DIRECTOR RESIGNATION. If a nominee for director is not elected and the nominee is an incumbent director, the director shall promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The Governance and Nominating Committee will make a recommendation to the board of directors as to whether to accept or reject the director’s resignation or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance and Nominating Committee in making its recommendation and the board of directors in making its decision may consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the board of directors with respect to his or her resignation.
SECTION 4. MEETINGS. An organization meeting of the board of directors may be held, without notice, immediately after the annual meeting of shareholders for the purpose of electing officers, creating an executive committee and attending to such other business as may properly come before the meeting. Additional regular meetings shall be held at such times as the board of directors may from time to time determine.
SECTION 5. PLACE OF MEETINGS. All meetings of the board of directors shall be held at such place within or without the State of Ohio as may be designated in the notice of the meeting.
SECTION 6. REMOVAL. Any director may be removed from office, without assigning cause, by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.
SECTION 7. VACANCIES. Any vacancy on the board of directors, whether created by an increase in the number of directors, removal of a director, death or resignation of a director or otherwise, may be filled by the remaining directors, though less than a majority of the whole authorized number of directors, by a majority vote, or by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.
ARTICLE III
EXECUTIVE AND OTHER COMMITTEES
SECTION 1. ELECTION AND POWERS. The board of directors shall create an executive committee of not less than three directors, including the chairman of the board, if one has been elected, and the president. The board of directors may appoint one or more directors as alternate members of the executive committee, who may take the place of any absent member or members at any meeting of the executive committee. Subject to such limitations as the board of directors may from time to time prescribe, the executive committee shall have all the powers of the board of directors in the intervals between meetings of the board, other than that of filling vacancies among the directors or in any committee of the directors.
SECTION 2. MEETINGS AND QUORUM. Regular meetings of the executive committee shall be held at such times as the executive committee may from time to time determine, and special meetings of the executive committee may be called by the chairman of the board, if one has been elected, or the president to be held at any time and place and shall be called when any two members of the executive committee so request in writing specifying the purpose of the meeting. A majority of the executive committee shall constitute a quorum for a meeting, and the act of a majority of the members of the executive committee present at a meeting at which a quorum is present shall be the act of the executive committee.
SECTION 3. RECORDS. The executive committee shall keep a full record of its proceedings, and all action by the executive committee shall be reported to the board of directors at its next meeting.
SECTION 4. OTHER COMMITTEES. The board of directors may create such other standing or special committees, to consist of not less than three directors, as it deems desirable. Each such committee shall have such powers and perform such duties as may be delegated to it by the board of directors. A majority of any such committee shall constitute a quorum for a meeting, and the act of a majority of the members of the committee present at a meeting at which a quorum is present shall be the act of the committee.
ARTICLE IV
OFFICERS
SECTION 1. POWERS AND DUTIES. Subject to such limitations as the board of directors may from time to time prescribe, the officers shall each have such powers and perform such duties as generally pertain to their respective offices and such further powers and duties as may be conferred from time to time by the board of directors or, in the case of all officers other than the chief executive officer, by the chief executive officer. The president shall be the chief executive officer except that whenever a chairman of the board is elected, the board of directors shall designate either the chairman or the president as the chief executive officer.
SECTION 2. BONDS. Any officer or employee may be required to give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors may from time to time determine. The premium on any such bond or bonds shall be paid by the corporation.

ARTICLE V
INDEMNIFICATION OF DIRECTORS AND OFFICERS
The corporation shall, to the full extent permitted by the General Corporation Law of Ohio, indemnify all persons whom it may indemnify pursuant thereto.
ARTICLE VI
CERTIFICATES FOR SHARES
If any certificate for shares of the corporation is lost, stolen or destroyed, a new certificate may be issued upon such terms or under such rules as the board of directors may from time to time determine or adopt.
ARTICLE VII
SEAL
The seal of the corporation shall be in such form as the board of directors may from time to time determine.
ARTICLE VIII
ALTERATION, AMENDMENT OR REPEAL
These Amended Regulations may be altered, amended or repealed only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose, unless such alteration, amendment or repeal is recommended by the affirmative vote of two-thirds of the whole authorized number of directors, in which case these Amended Regulations may be altered, amended or repealed by the affirmative vote of the holders of a majority of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.

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